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                                                                    Exhibit 3.45

                                      COPY
                                      ----

                                 of the Deed of

                                  INCORPORATION
                                  -------------

                                       of

                 Schreiner Aircraft Maintenance B.V.,
                 ------------------------------------
                 with its registered office in Beek
                 (Limburg, The Netherlands),

                 a private company with limited liability.

                 =========================================

                 Deed dated 29 September 1987.

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               Today, the twenty-ninth of September, nineteen hundred and eighty-seven, the following person appeared before me, Onno Berend Okkinga, civil-law notary practising in Rotterdam, the Netherlands: Mr Egbert Jan van der Grijp, corporate lawyer, residing at Alkemadelaan 982 in The Hague, the Netherlands, acting in this matter, according to his statement, as the authorised agent, as evidenced by a private power of attorney attached to this Deed after recognition of its authenticity in accordance with the law, of Schreiner Luchtvaart Groep B.V., a private company with limited liability with its registered office in Leiden, the Netherlands.
The person appearing, acting in the aforementioned capacity, stated that he was hereby incorporating a private company with limited liability, which shall be governed by the following

                            ARTICLES OF ASSOCIATION:
                            ------------------------
                           NAME AND REGISTERED OFFICE
                           --------------------------
                                   Article 1.
                                   ----------

1. The name of the Company shall be: Schreiner Aircraft Maintenance B.V., with its registered office in Beek (Limburg).

2. The Company may have offices and branches elsewhere - both in the Netherlands and in foreign countries.

                                     OBJECT
                                     ------
                                   Article 2.
                                   ----------

The Company's object shall be: maintaining and repairing aircraft and accessories and installations and equipment pertaining to aviation, generally providing aviation services, as well as everything which is related to or may be conducive to the foregoing, taking out and furnishing loans, providing security (including guarantees and mortgages) for the debts of the Company and of others, and participating in, cooperating with, managing and financing other businesses, companies and legal entities, of whatever nature.

                                   TIME PERIOD
                                   -----------
                                   Article 3.
                                   ----------

The Company shall continue for an indefinite period of time.

                               CAPITAL AND SHARES
                               ------------------
                                   Article 4.
                                   ----------

1. The Company's authorised capital shall be two million Dutch guilders (NLG 2,000,000), divided into two thousand shares of one thousand guilders (NLG 1,000) each.

2. Four hundred (400) of these shares have been issued subject to the obligation to pay up twenty-five percent (25%) of their nominal value.

                                   Article 5.
                                   ----------

1. The General Meeting of Shareholders shall resolve to issue shares not yet subscribed to and shall determine the share price and other issue conditions.

2. The shares may not be issued for less than par value and shall only be issued in return for full payment.

3. The Company may furnish loans with an eye to subscribing to or acquiring shares in its capital, but only up to at most the amount of the distributable reserves.

                                   Article 6.
                                   ----------

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                                       -2-

1. Provided it receives authorisation from the General Meeting of Shareholders or another company body designated by the Meeting, the Management Board may cause the Company to acquire fully paid shares in its capital for valuable consideration if:

          a. the shareholders' equity of the Company, minus the acquisition price, is not less than the paid and called-up portion of the capital, plus the reserves which must be maintained pursuant to law.

          b. the nominal amount of the shares in the Company's capital to be acquired and already held jointly by the Company and its subsidiaries does not exceed half of the issued capital.

2. Article 5 shall apply by analogy to the Company's selling shares acquired by it in its capital, on the understanding that such shares may also be sold for less than par value.

3. The Company shall not derive any pre-emption rights on any account whatsoever from shares or depositary receipts for shares in its capital which it or a subsidiary fully owns.

4.        The Company may not cast any vote for shares which it holds itself.
          Votes may not be cast for shares for which the Company holds depositary receipts.

5. The previous paragraph shall apply by analogy to shares or depositary receipts for shares held by the Company's subsidiaries.

6. In the determination whether a certain portion of the capital is represented or a majority represents a certain portion of the capital, the capital shall be reduced by the amount of shares for which no votes may be cast.

7. The Company shall not derive any rights to any distribution whatsoever from shares in its capital. With regard to the calculation of the profit distribution, shares from which the Company does not derive any right to a distribution pursuant to the foregoing shall not count.

8. The Company shall not be authorised to cooperate in issuing depositary receipts for shares.

9. Usufructuaries and pledgees of shares may not be any granted the voting rights attached to those shares.

                                   Article 7.
                                   ----------

1.        The shares shall be registered and shall be numbered starting from 1.
          Share certificates shall not be issued.

2. The Management Board shall maintain a register which includes the names and addresses of all holders of shares, stating the amount paid on each share.

3. The shareholders' register shall also include the names and addresses of those having a right of usufruct or pledge on those shares, stating that they do not possess the voting rights attached to the shares.

4. Each shareholder, usufructuary and pledgee of shares shall be obliged to ensure that the Company is aware of his address.
          This address shall apply with respect to the Company, as long as another address has not been indicated to the Management Board by a registered letter.

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                                       -3-

5. The Management Board shall regularly update the register. Each notation in the aforementioned register shall be dated and signed by a Managing Director.

6. Upon request, the Management Board shall provide a shareholder, usufructuary and pledgee an extract from the register free of charge regarding his right to a share.

7. The Management Board shall make the register available for the shareholders' inspection at the Company's office.

                                   Article 8.
                                   ----------

If shares are jointly owned, the joint owners may only have themselves represented vis-a-vis the Company by a person designated by them in writing.

                 MANNER OF TRANSFERRING AND APPORTIONING SHARES
                 ----------------------------------------------
                                   Article 9.
                                   ----------

1. A deed of transfer and service of that deed on the Company or written acknowledgment of the transfer by the Company based on submission of that deed to the Company shall be required to transfer shares. If the transfer relates to non-fully paid shares, the acknowledgment may only occur if there is a deed of transfer with a fixed date.

2. The provisions in the first paragraph shall apply by analogy to allocating shares when any community property is partitioned, as well as to creating a usufruct right or creating a pledge on shares.

                        SHARE TRANSFER RESTRICTION CLAUSE
                        ---------------------------------
                                   Article 10.
                                   -----------

1. Shares may only be transferred after approval is obtained from the General Meeting of Shareholders. Within three months after a shareholder has requested approval through a registered letter to the Management Board, the General Meeting must decide on the request and have the Management Board inform the requester of this decision through a registered letter, in the absence of which approval shall be deemed to have been granted. If approval is granted or deemed to have been granted, the transfer must occur within three months afterwards. The Company may only be a prospective buyer for the shares with the consent of the requester/offeror.

2. If the General Meeting of Shareholders denies the approval referred to in paragraph 1 and does not simultaneously designate one or more prospective buyers that are prepared and able to acquire all the shares to which the request relates for payment in cash, approval shall be deemed to have been granted.

3. If the requester accepts the prospective buyers referred to in paragraph 2 and the Parties are unable to reach agreement on the price to be paid for the share or shares, this shall, if desired, be determined by an expert, to be designated by the Parties in mutual consultation, or, if there is no agreement on this within 14 days after one of the Parties has informed the Other Parties that it wishes to have an expert determine the price, to be designated by the Chairman of the Chamber of Commerce and Industry within whose jurisdiction the Company's registered office is located under the Articles of Association, with the Company being responsible for the costs of this price determination.

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                                       -4-

4. All Parties shall be entitled at all times to withdraw no later than one month after the result of the price determination referred to in the previous paragraph has been made known to them, which withdrawal shall occur by registered letters to the Other Party and the Management Board. If one of the prospective buyers referred to in paragraph 2 withdraws and the other prospective buyers are not prepared within 14 days to also acquire the shares released as a result, the requester shall not be restricted with respect to the proposed transfer of all shares relating to the request, provided the transfer occurs within three months after it has been established that not all shares are being claimed.

                                   MANAGEMENT
                                   ----------
                                   Article 11.
                                   -----------

1. The Company shall be managed by a Management Board consisting of one or more Managing Directors, with the specific number to be determined by the General Meeting of Shareholders.
          A legal entity may also be a Managing Director.

2. The Managing Directors shall be appointed by the General Meeting of Shareholders and may be suspended and dismissed by it at any time.

3. If the General Meeting of Shareholders has suspended a Managing Director, the General Meeting must pass a resolution within three months after the suspension begins dismissing the Managing Director or discontinuing or extending the suspension; in the absence of this, the suspension shall end. The suspension may only be extended once and for no more than three months as from the date on which the General Meeting resolves to extend the suspension.
          If the General Meeting has not resolved to dismiss the Managing Director or discontinue the suspension within the time period set for the extension, the suspension shall end.

4. A suspended Managing Director shall be given the opportunity in the General Meeting of Shareholders to account for his actions and be assisted by counsel.

5. In the event of the absence of or vacancy for one or more Managing Directors, the remaining Managing Directors or the sole remaining Managing Director shall temporarily be charged with the entire management.
          In the event of the absence of or vacancies for all Managing Directors or the sole Managing Director, a person appointed by the General Meeting each year shall temporarily be charged with the management, with the obligation, in the case of vacancies, to convene a General Meeting of Shareholders as soon as possible, in order to fill the vacancies permanently.

                                   Article 12.
                                   -----------

1. The Management Board shall be charged with managing the Company. The Management Board members shall comply with any instructions drawn up by the General Meeting of Shareholders regarding the general outlines of the financial, social and economic policy to be followed and the personnel policy in the Company's business.

2. With due observance of these Articles of Association, the Management Board may draw up standing rules which regulate matters concerning it internally. In addition, the Managing Directors may divide up their work among themselves, whether or not by standing rules.

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                                       -5-

3. The Management Board shall meet as often as a Managing Director desires. It shall pass resolutions by an absolute majority vote. If there is a tie vote, the General Meeting of Shareholders shall decide the matter, if a Managing Director requests this.

4. The General Meeting of Shareholders shall be entitled to pass a resolution subjecting certain resolutions of the Management Board, to be described clearly, to the Meeting's approval or authorisation.

                                   Article 13.
                                   -----------

The General Meeting of Shareholders shall determine the salary, any bonus and the other employment terms and conditions of the Managing Directors.

                       PERSONS HOLDING POWERS OF ATTORNEY
                       ----------------------------------
                                   Article 14.
                                   -----------

The Management Board may grant a power of attorney to one or more persons, whether employed by the Company or not, and to grant such titles to one or more persons holding powers of attorney as the Management Board chooses.

                                 REPRESENTATION
                                 --------------
                                   Article 15.
                                   -----------

1. Each Managing Director shall be separately entitled to represent the Company in and out of court.

2. If a Managing Director has a conflict of interest with the Company, the Company shall be represented in accordance with the foregoing, unless the matter involves an agreement between that Managing Director in his personal capacity and the Company, in which case the Company shall be represented by a person designated by the General Meeting of Shareholders; such person may also be the Managing Director with respect to whom the conflict of interest exists.

                         GENERAL MEETING OF SHAREHOLDERS
                         -------------------------------
                                   Article 16.
                                   -----------

1. The regular General Meeting of Shareholders shall be held each year within six months after the financial year.

2.        During this Meeting:

          a. the written Annual Report to be issued by the Management Board concerning the Company's state of affairs and the management performed shall be discussed;

          b. the Annual Accounts and the appropriation of the profit shall be discussed;

          c.   the person referred to in Article 11(5) shall be designated;

          d. other items placed on the agenda with due observance of Article 224, Book 2, of the Dutch Civil Code shall be discussed;

          e.   vacancies shall be filled.

3. Special General Meetings of Shareholders shall be held as often as the Management Board convenes them.

4. The Management Board must do this if shareholders representing at least ten percent of the issued capital submit a written request to the Management Board, stating the subjects to be discussed. If none of the Management Board members convenes a General Meeting then, such that it will be held within four weeks after the date the aforementioned request is received, each of the persons making the request shall be entitled to

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                                       -6-

          convene the Meeting himself, subject to the relevant provisions in the law and in these Articles of Association.

                                   Article 17.
                                   -----------

1. The General Meeting of Shareholders shall be held in the place where the Company has its registered office under these Articles.

2. Subject to the provisions in Article 16(4), the Meeting shall be convened by a registered letter from a Managing Director to the shareholder addresses stated in the register referred to in Article 7. The time period for convening the Meeting shall be at least 14 days, not counting the date of the convocation notice and of the Meeting. The subjects to be discussed shall be mentioned in the convocation notice.

3. Even if the provisions under the law or these Articles for holding Meetings and announcing the subjects to be discussed have not been observed, legally valid resolutions may be passed, provided the entire issued capital is represented in the Meeting concerned and provided the resolution is passed unanimously.

                                   Article 18.
                                   -----------

1. The General Meeting shall provide for its own Chairman. The Chairman shall appoint a Secretary.

2. Minutes shall be taken of the proceedings in every Meeting by the Secretary, unless a notarial record is drawn up. Each Managing Director, as well as the Chairman of the Meeting, shall be entitled at all times to instruct that such a record be drawn up at the Company's expense.
          The Minutes shall be adopted by the Meeting concerned or a subsequent Meeting and signed in witness thereof by those acting as Chairman and Secretary in the Meeting during which adoption occurs.

                                   Article 19.
                                   -----------

1. Each share shall be entitled to cast one vote during the General Meeting of Shareholders.

2.        Abstentions and invalid votes shall be deemed not to have been cast.

3. Shareholders may have themselves represented at the Meeting by a written proxy.

4. All resolutions shall be passed by an absolute majority of votes, unless these Articles require a larger majority.

5.        Voting shall occur orally.

                                   Article 20.
                                   -----------

1. Shareholders may pass all resolutions which they can pass in Meetings outside of Meetings as well.
          A resolution may only be passed outside of a Meeting if the holders of all shares not held by the Company have stated in writing, by telegraph or by telex that they are in favour of the proposal in question.

2. A statement signed by the holders of all issued shares not held by the Company shall also be considered a resolution by the General Meeting of Shareholders.

3. In the General Meeting of Shareholders' minute book, a Managing Director shall mention resolutions adopted in the manner referred to in the previous paragraphs, which mention shall be signed by him and read out in the next General Meeting.
          Moreover, the records showing that such a resolution was passed shall be kept with the General Meeting's minutes register.

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                         FINANCIAL YEAR. ANNUAL ACCOUNTS
                         -------------------------------
                                   Article 21.
                                   -----------

1. The financial year shall be the calendar year, unless the General Meeting of Shareholders determines otherwise. This resolution shall not take effect until it has been filed at the office of the Commercial Register.

2. Each year, within five months after the end of each financial year - except if this time period is extended by the General Meeting of Shareholders by at most six months on account of special circumstances -, the Management Board shall draw up the Annual Accounts, which shall be presented to the General Meeting for adoption.
          The Annual Accounts shall be accompanied by the Annual Report and by the other information referred to in Article 392(1), Book 2, of the Dutch Civil Code, all of this insofar as applicable to the Company. The Annual Accounts shall be signed by all the Managing Directors; if one or more of their signatures are missing, this shall be mentioned, stating the reason.

3. Unless the General Meeting makes a reservation in this regard, its adoption of the Annual Accounts shall serve to discharge the Management Board from liability for its management for the previous financial year, subject to the provisions in Article 248 of Book 2 of the Dutch Civil Code.

4. The documents referred to in paragraph 2 shall be available for the shareholders' inspection at the Company's office from the date of the notice convening the General Meeting intended to discuss the Annual Accounts until the end of that Meeting.
          Each of them may receive full copies of these documents at no cost. If the documents are adopted with changes, the previous sentence shall apply by analogy to the documents so adopted.

                                 PROFIT AND LOSS
                                 ---------------
                                   Article 22.
                                   -----------

The profit shall be at the General Meeting of Shareholders' disposal.

                                   Article 23.
                                   -----------

1. The Company may only make distributions to the shareholders insofar as the shareholders' equity of the Company exceeds the amount of the paid-up and called-up portion of the capital plus the reserves which must be maintained pursuant to law.

2. Profits shall be distributed after the Annual Accounts showing that they are permitted to have been adopted.

3. If the General Meeting of Shareholders so determines, an interim dividend shall be distributed, but only insofar as the requirements of the first paragraph have been satisfied.

4. The General Meeting may resolve that dividends shall be distributed in whole or in part in another form besides cash.

5. A deficit may be offset against the reserves prescribed by law only insofar as permitted by law.

6. Dividends must be made payable within one month after they are adopted, unless the General Meeting of Shareholders fixes another time.

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                                       -8-

7. Dividends which have not been taken possession of within five years after they have become due and payable shall revert to the Company.

                                   LIQUIDATION
                                   -----------
                                   Article 24.
                                   -----------

1. If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board shall be responsible for the liquidation, if and insofar as the General Meeting does not provide otherwise.

2. The General Meeting shall determine the remuneration for those performing the liquidation.

3. Liquidation shall occur with due observance of the statutory requirements. During liquidation, these Articles of Association shall remain in effect as much as possible.

4. The assets of the Company remaining after all debts have been paid shall be distributed among the shareholders in proportion to the amounts paid on their shares.

5. The Company's books and documents shall be kept for thirty years after the end of the liquidation by a person designated by the General Meeting of Shareholders.

                                FINAL PROVISIONS
                                ----------------

Finally, the person appearing stated:
that the aforementioned incorporator shall hold all shares in the issued capital in the amount of four hundred thousand Dutch guilders (NLG 400,000), divided into four hundred (400) shares of one thousand guilders (NLG 1,000) each, and that the paid-up portion thereof is one hundred thousand guilders (NLG 100,000), to wit, twenty-five percent (25%) on each share, which payment has taken place and been accepted by the Company;
that the following persons are being appointed as the Company's first Managing
Directors:

1. Mr Hendrik Samuel Jonker, residing at Van den Hoochlaan 5 in Amstelveen, the Netherlands, born in Hoogezand, the Netherlands, on the fifteenth of October, nineteen hundred and twenty-six; and

2. Mr Willem Houwer van Lindonk, residing at Kwikstaartlaan 28 in Leidschendam, the Netherlands, born in Vlaardingen, the Netherlands, on the third of May, nineteen hundred and thirty-one;

that the Company's first financial year shall end on the first subsequent thirty-first of December;
that the certificate referred to in Article 175 of Book 2 of the Dutch Civil Code was granted on the sixteenth of September, nineteen hundred and eighty-seven, by the Ministry of Justice, Private Law Branch, under number B.V. 323.437;
that the certificates/statements referred to in Article 175 and Article 203a of Book 2 of the Dutch Civil Code have been attached to this Deed.

                                                       IN WITNESS THEREOF,
one original of this Deed was executed in Rotterdam on the date stated at the beginning of this Deed.
After the content of this Deed was stated succinctly to the person appearing, he stated that he had taken note of the content of this Deed and did not require it to be read out in full.

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                                       -9-

Subsequently, after a limited reading, this Deed was signed by the person appearing, who is known to me, the civil-law notary, and by me, the civil-law notary.

(Signed): E. J. van der Grijp; O. B. Okkinga.

CERTIFICATE THAT NO OBJECTIONS WERE RAISED, Nr. B.V. 323.437, The Hague, 16 September 1987, the State Secretary of Justice, on behalf of the State Secretary, the Chief of the Private Law Branch, was signed on this person's behalf by J. A. Wegman.